Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this     th day of         , 2015 (the “Effective Date”), between UNIVEST BANK AND TRUST CO., a Pennsylvania bank and trust company (the “Bank”), and ALGOT THORELL, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Univest Corporation of Pennsylvania, a Pennsylvania business corporation (the “Corporation”), the Bank and Valley Green Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June     , 2014, pursuant to which Valley Green Bank will merge into the Bank (the “Merger”), with the Bank as the surviving entity. The term “Valley Green Bank” as used herein shall mean Valley Green Bank prior to the effective date of the Merger and shall mean the Valley Green Bank Division of the Bank on and after the effective date of the Merger.

WHEREAS, the Bank and Executive desire to enter into an agreement providing for the terms of Executive’s employment with the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee. Executive shall serve as Principal of the Bank, reporting directly and exclusively to the President of the Valley Green Bank Division or, if applicable, the Chief Executive Officer of the Bank (the “CEO”), and shall have such powers and duties as set forth on Appendix I. Executive shall devote no less than 20 hours per week (excluding holidays) to the business of the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board of Directors of the Bank (the “Bank Board”).

3. Term of Agreement.

(a) Employment Period. This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending on the date that is one (1) year subsequent thereto.

(b) Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Bank and Executive may mutually agree.

(c) Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Bank for Cause (as defined herein). As used in this Agreement, “Cause” shall mean any of the following:

(i) willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after written demand for substantial performance has been given by the Bank Board that specifically identifies how the Executive has failed to perform such responsibilities;

(ii) engages in gross misconduct which is materially and demonstrably injurious to the Corporation or the Bank;

(iii) materially fails to adhere to any written policy of the Bank generally applicable to officers of the Bank after being provided with a reasonable opportunity of thirty (30) days to comply with such policy or cure the failure to comply;

(iv) is convicted of a felony or pleads guilty or nolo contendere to a felony;

(v) materially breaches Section 6 of this Agreement;

(vi) engages in any act of fraud (including misappropriation of the Corporation’s or the Bank’s funds or property) in connection with the business of the Corporation or Bank which is materially and demonstrably injurious to the Corporation or the Bank; or

(vii) is disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement

For purposes of this Agreement, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Bank. Any act or omission based upon a resolution duly adopted by the Bank Board or upon advice of counsel for the Bank shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(i) the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary and any accrued but unused vacation and personal days through the date of termination; and

(ii) the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

(d) Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e) Disability. Executive and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive and the Bank agree that if, in the reasonable judgment of the Bank Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a part-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s employee benefit plans.

4. Employment Period Compensation, Benefits and Expenses.

(a) Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an annual base salary during the Employment Period at the rate of $135,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank (the “Annual Base Salary”).

(b) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, including without limitation those benefits set forth in Schedule A, and subject to the eligibility and terms of each such plan, until such time that the Bank Board authorizes a change in such benefits. Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(c) Perquisites and Business Expenses. During the term of this Agreement, Executive shall be entitled to receive customary and normal perquisites provided to other officers of the Bank. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all customary and usual expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Bank in accordance with industry practice for its officers.

5. Rights in Event of Termination of Employment.

(a) In the event that Bank breaches this Agreement or Executive’s employment is involuntarily terminated by the Bank without Cause (other than for death or Disability) during the term of this Agreement, Executive shall be entitled to receive the compensation set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to the amount of Annual Base Salary Executive would have been paid over the then remaining term of the Employment Period. The amount shall be subject to federal, state and local tax withholdings.

(ii) Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

6. Covenant Not to Compete.

(a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 6(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity in which Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period (including, without limitation, participating in the organization of a de novo bank or joining the board of directors of a bank), in any county in which, at the date of termination of Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank) are located (“Non-Competition Area”);

(ii) for or on behalf of Executive or a same, similar or competitive business as the Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank), solicit, provide services to, contract with, or accept business from any person or entity which (i) was or has been a client of the Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank within one (1) year prior to the cessation of Executive’s employment and with whom you had business dealings during that period, or (ii) received a new business proposal from Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank) within one (1) year prior to the cessation of Executive’s employment;

(iii) solicit, encourage or induce any person or entity with the effect or for the purpose (which need not be the sole or primary effect or purpose) of: (i) causing any material deposits or other funds with respect to which Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank) provides services to be withdrawn, (ii) causing any client of Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank) to refrain from engaging Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank), or (iii) causing any client to terminate or materially diminish its relationship with Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank); and/or

(iv) (x) induce, offer, assist, solicit, encourage or suggest, in any manner whatsoever, (1) that Executive or another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of the Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank), or (2) that any employee, agent or representative of Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank) terminate his or her employment or business affiliation with Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank); or (y) hire, employ or contract with any employee, agent or representative of Corporation, the Bank, or any of their subsidiaries (including Valley Green Bank).

Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or Bank.

(b) It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this Section 6 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the consummation of the transaction contemplated by the Merger Agreement. Notwithstanding the above provisions, if Executive violates the provisions of this Section 6 and the Corporation or the Bank must seek enforcement of the provisions of Section 6 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Executive acknowledges that the terms and conditions of Section 6 are reasonable and necessary to protect the Corporation and the Bank, their subsidiaries, and affiliates, and that Corporation and the Bank’s tender of performance under this Agreement, including the payment of the amounts and benefits under Section 5, is fair, adequate and valid consideration in exchange for his promises under this Section 6 of this Agreement.

(e) Executive hereby agrees that the provisions of this Section 6 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 6 will not be affected by the circumstances surrounding his termination of employment, absent a breach of this Agreement by Corporation.

(f) Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 6 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to Executive hereunder.

7. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Bank Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s or any of their subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive), (ii) any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law, (iii) any information that, at the time of disclosure is, or thereafter becomes available to Executive on a non-confidential basis from a third-party source, provided that, to Executive’s knowledge, such third party is not and was not prohibited from disclosing such confidential information to Executive by any contractual obligation, (iv) any information that was known by or in the possession of Executive prior to being disclosed by or on behalf of the Corporation, the Bank or any of their subsidiaries and (v) any information that was or is independently developed by Executive without reference to or use of any of such confidential information.

8. Requirement of Release; Cessation and Recovery on Competition. Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Section 5 shall be contingent upon Executive’s prior agreement with and signature to a complete release agreement in the form as mutually agreed by the parties. Such release agreement shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.

9. Indemnification; Liability Insurance. The Bank shall indemnify Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Bank or is or was serving at the written request of the Bank as a director, officer, employee or agent of another person or entity. Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) Executive for reasonable legal or other expenses (as incurred) of Executive in connection with investigating, preparing to defend or defending any action, suit or proceeding for which Executive may be indemnified pursuant to this Section 9.

10. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed by registered or certified U.S. mail, postage prepaid with return receipt requested to Executive’s address, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notice to the Bank. Any such notice must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10): in the case of notices to Executive,                                          with a copy (which shall not constitute notice) to Kleinbard Bell & Brecker LLP, One Liberty Place, 46th Floor, 1650 Market Street, Philadelphia, PA 19103, Attn: Howard J. Davis, Esq. and in the case of notice to the Bank,

11. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Bank Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. Assignment. This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to its business.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

14. Successors; Binding Agreement.

(a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

15. Legal Expenses. The Bank shall reimburse Executive for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Executive prevails. Such payments shall be made within fourteen (14) days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

18. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19. Limitations on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 6 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b) All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

20. Recovery of Bonuses and Incentive Compensation. Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Base Salary or payments due Executive under Section 5, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twenty-four (24) months following the date such bonus or incentive compensation was paid. In the event that the Bank Board determines that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Bank of the same.

21. Application of Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(d) To the extent it is determined that any benefits described in Sections 3(c-1)(ii), 5(a)(i) and 6(a)(i) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.

22. Limitation on Payments. All payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, without limitation, 12 C.F.R. Part 359.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATTEST:	UNIVEST BANK AND TRUST CO.

By:
Secretary

WITNESS:	ALGOT THORELL

APPENDIX I

DUTIES

•	Assist in the smooth transition of the Valley Green Division after the sale to Univest;

•	providing support and reassurance to employees and reassurance to customers about the value to them through the expanded capabilities of the combined companies;

•	contribute to the introduction of Univest’s products (insurance, trust, financial products) to existing/new customers;

•	continue the development and implementation of strategic initiatives to grow the Valley Green Division;

•	continue personal business development activities;

•	continue to provide active participation in credit oversight and credit approval and active participation in loan committee;

•	continue to provide guidance to South Philadelphia Business Developer Howard Briskin.

SCHEDULE A

BENEFITS

Employee benefits currently in effect at the Bank:

•	Medical Insurance Program

•	Dental Insurance Program

•	Basic Life Insurance/AD&D Program

•	Supplemental Life Insurance Program

•	Long Term Disability Insurance

•	Supplemental Executive Long Term Disability Insurance

•	401(k) Plan

•	Employee Stock Purchase Plan

•	Medical and Dependent Care Flexible Spending Accounts

•	Vision and Hearing Program

•	Unlimited Paid Time Off

•	Fully Funded Short Term Disability Program

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